Exhibit 5.1
TAL Education Group
18/F, Hesheng Building
32 Zhongguancun Avenue
Haidian District
Beijing 100080
People’s Republic of China
________ 2010
Dear Sirs
TAL Education Group
We have acted as Cayman Islands legal advisers to TAL Education Group (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 filed on _____ 2010, as amended, relating to the offering by the Company of certain American Depositary Shares (the “ADSs”) representing the Company’s Class A Common Shares of par value US$0.001 each (the “Shares”).
We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.
1	Documents Reviewed
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:
1.1	the certificate of incorporation dated 8 January 2008;

1.2	the third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 29 September 2010 (the “Pre IPO M&A”);

1.3	the fourth amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on 29 September and effective immediately upon the completion of the Company’s initial public offering of ADSs representing its Class A Common Shares on the New York Stock Exchange (the “IPO M&A”);

1.4	the written resolutions of the Board of Directors of the Company dated 29 September 2010 (the “Directors’ Resolutions”);

1.5	the written resolutions of the shareholders of the Company dated 29 September 2010 (the “Shareholders’ Resolutions”);

1.6	a certificate from a Director of the Company addressed to this firm dated ________ 2010 (the “Director’s Certificate”);

1.7	a certificate of good standing dated __________ 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”); and

1.8	the Registration Statement.

2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:
2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	immediately upon the completion of the Company’s initial public offering of its ADSs representing its Class A Common Shares on the New York Stock Exchange, the authorised share capital of the Company will be US$______ divided into (i) _______ Class A Common Shares of a nominal or par value of US$0.001 each and (ii) _______ Class B Common Shares of a nominal or par value of US$0.001 each and (iii) _______ shares of such Class or Classes (howsoever designated) as the Board of Directors may determine in accordance with Articles 8 and 9 of the Articles of Association;

3.3	the issuance and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued, fully paid and non-assessable; and

3.4.	the statements under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4	Qualifications
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
Maples and Calder
Encl